Exhibit 99.1

NEWS RELEASE
Contacts: MSC Income Fund, Inc. Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com Jesse E. Morris, CFO and COO, jmorris@mainstcapital.com 713-350-6000
MSC Income Fund Announces Release of Third Quarter 2022 Quarterly Report and Conference Call Schedule

Call Scheduled for 10:00 a.m. Eastern Time on Friday, November 18, 2022

HOUSTON – November 14, 2022 – MSC Income Fund, Inc. (the “Company”) is pleased to announce that it has filed its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022. The Quarterly Report can be accessed through the Company’s website at www.mscincomefund.com or through the Securities and Exchange Commission’s EDGAR system at www.sec.gov.

The Company has also posted the following materials, each as of September 30, 2022, to its website:

•Third Quarter 2022 Investor Presentation
•Third Quarter 2022 Debt Capital Markets Presentation
•Third Quarter 2022 Summary Fact Sheet
•Third Quarter 2022 Summary Financial Information

In conjunction with the release of its Third Quarter 2022 Quarterly Report and the additional materials listed above, the Company has scheduled a telephonic conference call, which will be broadcast live via phone and over the Internet, on Friday, November 18, 2022, at 10:00 a.m. Eastern time. Investors may listen either by phone or audio webcast.

By Phone:	Dial 412-902-0030 at least 10 minutes before the call. A replay will be available through November 25, 2022 by dialing 201-612-7415 and using the access code 13734356#.

By Webcast:	Connect to the webcast via the Investors section of the Company’s website at www.mscincomefund.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay of the conference call will be available on the Company’s website shortly after the call and will be accessible for approximately 30 days.

Stockholders of the Company are encouraged to visit the Company’s website at www.mscincomefund.com for additional periodic updates regarding the Company and to sign up for email updates from the Company through the Company’s website at www.mscincomefund.com/news/email-alerts.

For general inquiries regarding the Company, please contact:

MSC Adviser I, LLC
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Jesse E. Morris, CFO & COO, jmorris@mainstcapital.com 713-350-6000
For inquiries regarding a specific account or holdings therein, please contact:
Hines Securities Investor Relations
888-220-6121

ABOUT MSC INCOME FUND, INC.
MSC Income Fund, Inc. is a specialty finance company that primarily provides debt capital to middle market companies and long-term debt and equity capital to lower middle market companies. The Company’s lower middle market companies generally have annual revenues between $10 million and $150 million. The Company’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

ABOUT MSC ADVISER I, LLC
MSC Adviser I, LLC is a wholly owned subsidiary of Main Street Capital Corporation (NYSE: MAIN) that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. It currently manages investments for external parties, including the Company.

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